UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange
Act of 1934

Date of Report (Date of Earliest Event Reported):
March 14, 2007

MEASUREMENT SPECIALTIES, INC.
(Exact name of registrant as specified in its charter)

New Jersey	1-11906	22-2378738
(State or other jurisdiction	Commission	(IRS Employer
of incorporation)	File Number	Identification No.)

1000 Lucas Way, Hampton, VA 23666
(Address of principal executive offices) (Zip Code)

(757) 766-1500
Registrant's telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b)under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)under the Exchange Act (17 CFR 240.13e- 4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 14, 2007, Measurement Specialties, Inc. (the “Registrant”) announced the appointment of Mark Thomson to serve as its Chief Financial Officer. Mr. Thomson will commence his duties on April 2, 2007, and will succeed Frank Guidone, who was serving as acting Chief Financial Officer prior to Mr. Thomson’s appointment and who will continue to serve as the Chief Executive Officer, President and Director of the Registrant.

Prior to his appointment as Chief Financial Officer of the Registrant, Mr. Thomson, 39, held the position of Vice President and Chief Financial Officer of Allied Aerospace Industries, Inc., a premier provider of complex engineering solutions for aerospace & defense contractors and government agencies since May 2002.  During his 16-year career, Mr. Thomson has held senior financial management positions at commercial, space and aerospace manufacturing companies. Mr. Thomson spent 4 years at Orbital Sciences Corporation and served as the Senior Director of Finance & Accounting at Orbital Sciences Corporation’s Launch Systems Group. Prior to Orbital Sciences, Mr. Thomson spent 7 years at Lockheed Martin Corporation, where he held financial management positions with several Lockheed Martin subsidiaries. Mr. Thomson holds an MBA from the University of Nevada, Reno and a BA in Financial Economics from Saint Anselm College. Mr. Thomson is also a graduate of the Lockheed Martin Financial Management Program and attended the General Management Program at the Harvard Business School.

In connection with his appointment as Chief Executive Officer of the Registrant, Mr. Thomson and the Registrant entered into an Employment Agreement dated March 14, 2007 (the “Employment Agreement”). Pursuant to the Employment Agreement, Mr. Thomson will receive an annual base salary of $230,000, subject to annual increases at the discretion of the Board of Directors or Compensation Committee of the Registrant. Mr. Thomson will be eligible for an annual bonus of up to 40% of his annual salary based on minimum company and individual performance standards to be determined on an annual basis by management of the Registrant; provided, however, that with respect to the first year of Mr. Thomson’s employment, he will receive a guaranteed minimum bonus of $45,000. In addition, pursuant to the Employment Agreement, on April 2, 2007, the Registrant will grant Mr. Thomson an option to purchase up to 75,000 shares of the Registrant’s common stock at an exercise price per share equal to the fair market value of a share of the Registrant’s common stock on the date of such grant (the “Option”). A portion of the Option equal to 50,000 shares shall vest over a five year period in equal 20% installments on each of the successive five year anniversaries of the date of the grant of the Option contingent on the continued employment of Mr. Thomson with the Registrant. The remaining 25,000 shares of the Option shall be subject to vesting conditions based upon performance targets to be determined by the Compensation Committee of the Registrant, up to a maximum of 5,000 shares vesting per year on each of the successive five year anniversaries of the date of the grant of the Option. Upon a change of control of the Registrant, all unvested shares of the Option will immediately vest. The Option will be granted pursuant to the Registrant’s 2006 Stock Option Plan and will be subject to the terms, conditions and provisions thereof and of the certificate or agreement evidencing the Option. Furthermore, pursuant to the Employment Agreement, upon the termination of employment by Mr. Thomson for good reason, or termination of employment by the Registrant other than for cause (as such events are described in the Employment Agreement), Mr. Thomson will be entitled to receive 100% of his annual salary in effect at the time of such termination to be paid in equal installments over the course of one year in accordance with the Registrant’s payroll practices then in effect.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is filed as part of this report:

99.1	Press release issued by Measurement Specialties, Inc., dated March 14, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Measurement Specialties, Inc.
(Registrant)

Frank D. Guidone
Frank D. Guidone
Chief Executive Officer

Date: March 14, 2007